EXHIBIT (a)(15)

Investor Contacts:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

Dan Burch/Amy Bilbija	Andrew Cole/Diane Henry
MacKenzie Partners	Sard Verbinnen & Co
(212) 929-5500	(415) 618-8750
Emulex to Put Bylaw Amendment to Stockholder Vote at Annual Meeting
COSTA MESA, Calif., June 16, 2009 — Emulex Corporation (NYSE:ELX) today announced that at its upcoming annual stockholders meeting on November 19, 2009 the Company will put to a stockholder vote the bylaw amendment adopted by the Board of Directors in January 2009 that requires that stockholder amendments to Emulex’s bylaws be approved by the vote of no less than 66 2/3rds percent of the outstanding shares. Unless such amendment is ratified at the annual meeting by the affirmative vote of stockholders holding no less than a majority of our outstanding shares, the provisions of Emulex’s bylaws related to the 66 2/3rds percent requirement will be restored to their pre-amendment form effective as of the completion of the 2009 annual meeting.
“Emulex has bylaws that provide important protections to stockholders. We believe that the adoption of the provision that prevents changes in our bylaws without 2/3 stockholder approval was the appropriate course of action and remains in the best interests of our stockholders,” said Jim McCluney, president and chief executive officer, Emulex. “In order to provide our stockholders with the opportunity to validate the provision, we have decided to give them the final say on this matter during our regularly scheduled annual meeting in November 2009.”
As previously announced, Emulex will hold its 2009 Annual Meeting of Stockholders at 10 a.m. Pacific time on Thursday, November 19, 2009, at its corporate offices: 3333 Susan Street, Costa Mesa, California.

About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
Safe Harbor Statement
The statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the effect of Broadcom’s unsolicited tender offer to acquire all of Emulex’s outstanding common stock; the related consent solicitation of Broadcom and any related litigation on the company’s business; changes in economic conditions or changes in end user demand for technology solutions; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the effect of rapid migration of customers towards newer, lower cost product platforms; slower than expected growth of the storage networking market or the failure of the company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate Emulex products into their systems; delays in product development; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; any inadequacy of the company’s intellectual property protection or the potential for third-party claims of infringement; the company’s ability to attract and retain skilled personnel; and the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
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